[LETTERHEAD OF CLEARY GOTTLIEB
STEEN & HAMILTON LLP]
Exhibit 5.1
Writer’s Direct Dial: 0207-614 2226
E-Mail: aqureshi@cgsh.com
March 17, 2009
HSBC Holdings plc,
8 Canada Square,
London E14 5HQ
Ladies and Gentlemen:
          We have acted as special U.S. counsel to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”) in connection with the registration statement on Form F-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission and relating to the Company’s offering of 5,060,239,065 ordinary shares of the Company, par value $0.50 per share (the “Ordinary Shares”), whether in the form of Ordinary Shares or American depositary shares held pursuant to the Deposit Agreement (the “Deposit Agreement”) between the Company and The Bank of New York Mellon, as depositary (the “Depositary”), dated as of March 22, 2001, and amended and restated as of March 27, 2001 and March 28, 2003 (“ADSs”), by way of an offering of rights to its shareholders and holders of ADSs, as described in the prospectus forming a part of the Registration Statement (the “Prospectus”).
          In arriving at the opinions expressed below, we have reviewed the Deposit Agreement and the Registration Statement, including the Prospectus. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
          Based on the foregoing, it is our opinion that the ADSs will, when sold, be valid, binding and enforceable obligations of the Company.
          Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ right generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors rights.
          In rendering the opinion expressed above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (a) the accuracy as to factual matters of each document we have reviewed and (b) that the ADSs will be duly authenticated in accordance with their terms.
          The foregoing opinion is limited to the laws of the State of New York.
          We are furnishing this opinion letter to you, solely for your benefit in connection with the registration with the Securities and Exchange Commission under the Act. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except that this opinion letter may be relied upon by the Depositary in its capacity as such.
          We hereby consent to the use of this opinion as an exhibit to the Registration Statement, without admitting that we are “experts” under the Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours, CLEARY, GOTTLIEB, STEEN & HAMILTON
By	/s/Ashar Qureshi
Ashar Qureshi, a Partner